Exhibit 10.5

COMMERCIAL FEDERAL BANK

MANAGEMENT INCENTIVE PLAN

AMENDED

1. Purpose

(a)	The purpose of this Management Incentive Plan (“the Plan”) is to advance the interests of Commercial Federal Corporation and its subsidiaries (the Bank) by strengthening the ability of the Bank to attract and retain valued key executive employees and managers upon whose judgment, initiative, and efforts the successful conduct and development of the Bank and their subsidiaries depend.

2. Administration

(a)	The Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors (“the Committee”) under the delegated authorities to that Committee from the Board of Directors. The Committee shall expressly administer the Plan with regard to the Chief Executive Officer, the Chief Operating Officer. and the Chief Financial Officer of the Bank. Administration of the Plan as it relates to all other employees shall be administered by a committee composed of the Bank’s Chief Executive Officer, Chief Operating Officer, and the Chief Financial Officer (“the Plan Administrators”).

(b)	For any fiscal year, the Committee may determine in its sole discretion, the Bank’s net income after taxes and/or the Annual Performance Goal achievement for purposes of this Plan without regard to any extraordinary charges which may affect significantly the calculation of net income after taxes under generally accepted accounting principles.

(c)	The Plan is a one-year annual incentive plan. Participation by employees and the amount of bonuses received will vary from year to year. The Plan may be amended or altered from time to time until suspended or terminated by the Board of Directors.

3. Award

(a)	The maximum amount available for payment and award of incentive compensation under the Plan in any fiscal year of the Bank shall not exceed 6% of the net income of the Bank after the payment of taxes if the Bank achieves 100% of the corporate plan objectives (Annual Performance Goal) established by the Board of Directors for the fiscal year.

(b)	In the event the Bank achieves less than 100% of the Annual Performance Goal but achieves at least 85% of the Annual Performance Goal for the fiscal year, 3% of net income of the Bank after the payment of taxes shall be available for the payment and award of incentive compensation under this Plan. If the Bank’s performance exceeds 85% of the Annual Performance Goal but is less than 100% the amount available for the payment and award of incentive compensation shall increase by 2 tenths of one percent for each whole percentage point by which the Bank achieves more than 85% of the Annual Performance Goal up to the limit of 6% of net income after the payment of taxes for the fiscal year.

(c)	If the Bank achieves less than 85% of the Annual Performance Goal, no amount shall be available for the payment and award of incentive compensation for that fiscal year under this Plan.

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(d)	The amount available for incentive compensation shall be allocated to groups of participants. Tier I participants (as defined in paragraph 4(b)) shall be allocated in an amount not to exceed 75% of the total incentive amount as determined under the preceding paragraphs. Tier II participants (as defined in paragraph 4(d)) shall be allocated in an amount not to exceed 25% of the amount determined for the Annual Incentive Award under the preceding paragraphs plus any amount of Tier I award compensation not allocated under the Plan for the fiscal year.

4. Participants and Eligibility

(a)	Participants in the Plan shall be classified in two groups, Tier I and Tier II.

(b)	Tier I participants shall include the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, all Executive Vice Presidents, all Senior Vice Presidents, and First Vice Presidents as designated by the Plan Administrators.

(c)	Tier II participants shall include key managers as designated by the Plan Administrators.

(d)	To be eligible to receive an incentive compensation award in any given fiscal year, the participant must be employed before July 1 of that fiscal year. Further if the participant is employed after January 1, the annual incentive award for which the participant is eligible shall be pro-rated based on the number of days of employment during the year.

(e)	In order to be eligible to earn and receive an annual incentive award under this Plan, the Participant must be employed on the day awards are paid and the participants’ performance must be determined to be satisfactory or better as determined by the participants Performance Management Process goals for the fiscal year and the Chief Executive Officers (or their designees) discretionary evaluation of performance issues.

5. Incentive Opportunity and Payment

(a)	The maximum incentive opportunity under this Plan for the Chief Executive Officer, Chief Operating Officer, and the Chief Financial Officer shall be determined by the Committee in consideration of the Bank’s performance objectives and marketplace practices for like positions in the financial service industry, and in no event shall the maximum opportunity (expressed as a percentage of the individual participant’s base salary) exceed the parameters defined below.

Performance Level	% of Annual Performance Goal Achievement	Incentive Opportunity as a % of Base Salary
Threshold	85%	50%
Corporate Goal	100%	100%
Outstanding	120%	150%

(b)	The maximum incentive opportunity for senior officers participating with the title of Executive Vice President or Senior Vice President shall be determined by position annually by the Plan Administrators in consideration of marketplace practices for

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specific positions in financial service institutions, and the Bank’s Performance Objectives, and in no event shall exceed the parameters in the table below:

Performance Level	% of Annual Performance Goal Achievement	Incentive Opportunity as a % of Base Salary
Threshold	85%	35%
Corporate Goal	100%	70%
Outstanding	120%	100%

(c)	For participants with a title of First Vice President who are designated as participants by the Plan Administrators, the maximum incentive opportunity shall be determined by position annually by the Plan Administrators in consideration of marketplace practices for similar functions in the financial services industry, and the Performance Goals of the Bank, and in no event shall exceed the parameters identified by the table below:

Performance Level	% of Annual Performance Goal Achievement	Incentive Opportunity as a % of Base Salary
Threshold	85%	20%
Corporate Goal	100%	50%
Outstanding	120%	75%

(d)	For Tier II Plan participants the annual incentive amounts by position will be determined by the Plan Administrators in consideration of marketplace practices for similar positions within the financial services industry, and the Performance Objectives of the Bank, and in no event shall exceed the parameters identified by the table below:

Performance Level	% of Annual Performance Goal Achievement	Incentive Opportunity as a % of Base Salary
Threshold	85%	15%
Corporate Goal	100%	40%
Outstanding	120%	60%

(e)	The incentive compensation to be paid to Tier I participants with respect to any fiscal year of the Bank constitutes a pool of funds available to be allocated among eligible individuals in cash pursuant to this Plan and/or in the form of an equity award pursuant to the policy of the Compensation and Stock Option Committee and as authorized under the 2002 Stock Option and Incentive Plan.

(f)	The participants base salary for purposes of calculating the Annual Incentive opportunity and any actual award payment shall be the Annual Base Salary at the time the award is approved for payment.

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(g)	Any individual participant’s allocation of any form of award under the Plan depends on the extent to which the Bank’s Annual Performance Goal for the fiscal year has been achieved and the subjective evaluation of the individual’s performance and contribution to the Bank for the fiscal year as determined by the Committee with respect to the CEO/COO and CFO or the Plan Administrators for all other participants.

(h)	The maximum awards shall be reduced pro-rata to the extent that the available Tier I pool is insufficient to fund the full calculated awards for all eligible Tier I participants for the fiscal year.

(i)	To the extent that the Bank’s Annual Performance Goal actually achieved falls between the defined performance levels, the amount of the award for each eligible participant shall be determined by interpolating the incremental improvement in performance to the incremental award opportunity.

(j)	The Committee may authorize the payment of all or a portion of the Annual Incentive Award to be paid in shares of CFC stock. Such authorization shall generally be made annually coincident with approval of the Annual Performance Goal and shall apply to Plan participants as directed by the Committee. To the extent that the Committee authorizes payment of all or any portion of the Annual Incentive award in a form of equity, the cash portion of any annual award payable to a participant will be reduced proportionately.

(k)	Incentive compensation to be paid or awarded to Tier II participants with respect to any fiscal year constitutes a pool of funds available to be allocated among eligible individuals in cash pursuant to this Plan. Maximum awards are reduced pro-rata to the extent that the available Tier II pool was insufficient to fund all the calculated awards for Tier II participants.

6. Authority of the Committee and the Plan Administrators

Not withstanding the preceding paragraphs and the ranges of award opportunities specified above, the Committee or the Plan Administrators with respect to an employee other than the Bank’s CEO, COO, and CFO may reduce, limit, or eliminate any individual’s allocation for any fiscal year. The decisions of the Committee or the Plan Administrators, as may be the case, are final and binding upon all persons.

7. Eligibility Disqualification of Participants

An employee shall not be eligible to share in the payment of the Annual Incentive award under the Plan for fiscal year if:

(a)	The employment of the otherwise eligible employee has been terminated, voluntarily or otherwise, prior to the time of the payment of the Annual Incentive award.

(b)	The eligible employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by an order under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)).

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(c)	The eligible employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)).

8. Regulatory Restriction on Payments

No payment shall be made from this Plan and this Plan shall terminate if:

(a)	CFB or the Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act).

(b)	The Plan is terminated by the Regional Director of the Office of Thrift Supervision (the “Regional Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 12(c) of the Federal Deposit Insurance Act; or

(c)	The Plan is terminated by the Regional Director or his or her designee, at the time the Regional Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the Regional Director to be in an unsafe or unsound condition.

9.	The Board of Directors of CFC and CFB shall have the power at any time to amend or terminate this Plan, in whole or in part, with respect to any fiscal year of CFC and/or CFB.

10.	This Plan shall not constitute a contract of employment between CFC, the Bank or any subsidiary and any eligible employee. This Plan shall not affect the right of the Board of Directors of CFC or CFB to terminate any eligible employee’s employment at any time and for any reason with or without cause.

11.	The Committee and Plan Administrators shall have the sole authority to construe and interpret the Plan. The Committee’s decisions (directly, or decisions of the Plan Administrators ratified by the Committee) with respect to any matter relating to the Plan, as ratified by the Board of Directors of CFC and CFB, shall be binding for all purposes. The Plan shall be construed according to the laws of the State of Nebraska.

12.	This Plan is amended and restated effective for the fiscal years beginning January 1, 2003, including Tier II Amendment, and shall remain in effect until amended or terminated. This plan amends and replaces any other Plan that has previously been in effect including the Plan adopted for the fiscal year effective July 1, 1994, as amended from time to time.

This Plan is approved / adopted by the Compensation and Stock Option Committee of the Board of Directors on this 15th day of September, 2003.

Attested:

/s/ Joseph L. Fritzsche Joseph L. Fritzsche, Senior Vice President - Director of Human Resources